EXHIBIT 99.1

Magnetek Previews Fiscal 2003 Results at B. Riley Investor Conference; Company to Announce Audited Fiscal 2003 Year-End Results on August 21

    NEW YORK--(BUSINESS WIRE)--Aug. 14, 2003--In a presentation at the
B. Riley & Co. Investor Conference held today at the Waldorf Astoria Hotel in New York City the management of Magnetek, Inc. (NYSE:MAG) updated conference attendees regarding Magnetek's progress, including its new North American credit agreement, and provided guidance on its fiscal 2003 results.
    Management confirmed that the Company expects to report higher revenues for the fourth consecutive quarter when it announces its audited year-end results on August 21st. Management went on to say that, in spite of its continuing top-line growth, which is key to regaining profitability, Magnetek expects to report a fiscal fourth quarter loss in the range of $.20 to $.25 per share. Included in the results is a loss recorded in connection with the expected sale of the Company's telecom service business.
    Management added that, in addition to the sale of the telecom service business, the Company is accelerating its expansion in China and taking other steps to reduce cost and improve product-mix, all of which are expected to improve future bottom-line performance.
    The Company also confirmed that it is in the process of executing a new credit agreement with Bank One Corporation (NYSE:ONE) backed by the Company's North American assets, including receivables, inventories and equipment, which would remain in effect through July 15, 2006, unless replaced or extended. Management believes that the Company's current cash balances and borrowings available to it under the new credit facility, together with borrowing capacity under separate European bank lines, afford liquidity sufficient to fund its operations and meet its commitments.
    Magnetek will announce the audited results of its 2003 fiscal year before the New York Stock Exchange opens for trading on Thursday, August 21, 2003, with a conference call carried on the Internet to follow at 11:00 a.m. Eastern time.
    Magnetek, Inc. manufactures digital power supplies and systems used in industrial control systems, communications, information technology, consumer products, distributed power generation and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,470 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those contemplated by or underlying these forward-looking statements. These risks and uncertainties include negotiations with lenders, results of legal proceedings, unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions may manifest themselves and the actual effects such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    CONTACT: Magnetek, Inc.
             Bob Murray, 310-689-1610
             bmurray@magnetek.com